Exhibit 99.1

NEWS Contact: Jeffrey Schnell Vice President, Investor Relations investor@quakerhoughton.com T. 1.610.832.4087

For Release: Immediate
QUAKER HOUGHTON ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS
•Q4’24 net sales of $444.1 million, net income of $14.2 million and earnings per diluted share of $0.81
•Q4’24 non-GAAP net income of $23.6 million and non-GAAP earnings per diluted share of $1.33
•Full year net sales of $1.84 billion, net income of $116.6 million and earnings per diluted share of $6.51
•Full year non-GAAP net income of $133.5 million and non-GAAP earnings per diluted share of $7.44
•Delivered Q4’24 and full year adjusted EBITDA of $64.8 million and $310.9 million, respectively
•Generated operating cash flow of $204.6 million in 2024; completed two strategic acquisitions; and returned $82.4 million to shareholders through dividends and share repurchases

February 24, 2025
CONSHOHOCKEN, PA – Quaker Houghton (“the Company”) (NYSE: KWR), the global leader in industrial process fluids, announced its fourth quarter and full year 2024 results today.

	Three Months Ended December 31,		Twelve Months Ended December 31,
($ in thousands, except per share data)	2024	2023	2024	2023
Net sales	$444,086	$467,109	$1,839,686	$1,953,313
Net income attributable to Quaker Chemical Corporation	14,186	20,198	116,644	112,748
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	0.81	1.12	6.51	6.26
Non-GAAP net income *	23,570	31,949	133,456	137,643
Non-GAAP earnings per diluted share *	1.33	1.78	7.44	7.65
Adjusted EBITDA *	64,783	76,964	310,918	320,379
*Refer to the Non-GAAP Measures and Reconciliations section below for additional information.
Fourth Quarter 2024 Consolidated Results
Net sales in the fourth quarter of 2024 were $444.1 million, a decrease of 5% compared to $467.1 million in the fourth quarter of 2023. This result was due to a decrease in selling price and product mix of approximately 4%, an unfavorable impact from foreign currency translation of 2%, and a decline in organic sales volumes of approximately 1%, partially offset by 2% increase in sales from acquisitions. Selling price and product mix declined due to the impact of index-based customer contracts and mix of products and services whereas the decline in organic sales volumes reflect a continuation of soft end market conditions, partially offset by new business wins in all segments.
The Company reported net income in the fourth quarter of 2024 of $14.2 million, or $0.81 per diluted share, compared to $20.2 million or $1.12 per diluted share in the fourth quarter of 2023. As described in further detail in the Non-GAAP section below, excluding non-recurring and non-core items in each period, the Company’s fourth quarter of 2024 non-GAAP net income and earnings per diluted share were $23.6 million and $1.33 respectively compared to $31.9 million and $1.78 respectively in the prior year period. The Company generated adjusted EBITDA of $64.8 million in the fourth quarter of 2024, a decrease of approximately 16% compared to $77.0 million in the fourth quarter of 2023, primarily driven by the decline in sales and operating margins.
Joseph A. Berquist, Chief Executive Officer and President, commented, “In 2024, Quaker Houghton improved its profitability and generated strong cash flow, while managing through a challenging macro environment. New business wins across all regions, and especially Asia/Pacific, helped mitigate the impact of lower end market demand, primarily in the Americas and EMEA segments. Our business model and balance sheet are strong, and in 2024 we returned approximately $80 million to shareholders through dividends and share repurchases while also investing for growth. I want to thank our Quaker Houghton employees for their dedication to our customers and their committed execution on our strategic initiatives.”

“Looking ahead, our priorities are to deliver sustained growth and share gains by advancing our enterprise strategy, refocusing the organization around our unique customer intimate model and effectively allocating capital. We are taking additional steps to reduce complexity which are expected to deliver run-rate cost savings of at least $20 million in 2025. We anticipate these actions will enhance our operational efficiency, improve our competitiveness, and better leverage our global scale. Executing on our strategic initiatives will enable us to begin to unlock Quaker Houghton’s full potential and we expect to deliver revenue, adjusted EBITDA and earnings growth in 2025.”
Fourth Quarter and Full Year 2024 Segment Results
The Company’s fourth quarter and full year 2024 operating performance of each of its three reportable segments: (i) Americas; (ii) EMEA; and (iii) Asia/Pacific are further described below.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net Sales *
Americas	$208,585	$226,564	$882,131	$977,095
EMEA	125,877	135,745	536,435	571,347
Asia/Pacific	109,624	104,800	421,120	404,871
Total net sales	$444,086	$467,109	$1,839,686	$1,953,313
Segment operating earnings *
Americas	$50,930	$61,756	$243,957	$266,036
EMEA	18,559	23,735	99,426	104,811
Asia/Pacific	30,705	31,854	122,738	118,458
Total segment operating earnings	$100,194	$117,345	$466,121	$489,305
*Refer to the Segment Measures and Reconciliations section below for additional information.
The following table summarizes the sales variances by reportable segment and consolidated operations in the fourth quarter of 2024 compared to the fourth quarter of 2023:

	Sales volumes	Selling price & product mix	Foreign currency	Acquisition & other	Total
Americas	(1)%	(3)%	(4)%	—%	(8)%
EMEA	(7)%	(3)%	—%	3%	(7)%
Asia/Pacific	5%	(3)%	—%	3%	5%
Consolidated	(1)%	(4)%	(2)%	2%	(5)%
Net sales in the Americas segment declined in the fourth quarter of 2024 compared to same quarter in 2023 primarily as a result of a decline in selling price and product mix, an unfavorable impact of foreign currency translation and a modest decline in sales volumes. Net sales in the EMEA segment declined in the fourth quarter of 2024 compared to same quarter in 2023 due to a decline in organic sales volumes and a decline in selling price and product mix, partially offset by the contribution from the acquisition of I.K.V. Tribologie IKVT (“IKV”). Net sales in the Asia/Pacific segment increased in the fourth quarter of 2024 compared to same quarter in 2023 due to an increase in sales volumes and a contribution from the acquisition of the Sutai Group (“Sutai”), partially offset by a decline in selling price and product mix.
The decline in selling price and product mix in the fourth quarter of 2024 compared to the prior year period reflects the impact of our index-based customer contracts as well as mix of products and services. Sales volumes increased in the Asia/Pacific segment primarily due to continued new business wins and a modest improvement in demand. Volumes declined in the Americas and EMEA segments in the fourth quarter of 2024 compared to the prior year period primarily due to weaker end market conditions, partially offset by new business wins.
Compared to the third quarter of 2024, total company sales decreased approximately 4% due to a decline in selling price and product mix of 2%, a decline in sales volumes of 1% and an unfavorable impact of foreign currency translation of 1%. Net sales, sales volumes and selling price and product mix all declined in the Americas and EMEA segments, due to normal seasonal trends and a further softening of market conditions, but increased in the Asia/Pacific segment. All segments had an unfavorable impact from foreign currency translation in the fourth quarter compared to the third quarter of 2024.

Operating earnings and operating margins declined in all three segments in the fourth quarter of 2024 compared to the prior year period. For the full year 2024, operating earnings increased in the Asia/Pacific segment and declined in Americas and EMEA segments compared to the prior year. Operating margins increased in Americas and EMEA segments and declined slightly in the Asia/Pacific segment in the full year 2024 compared to the prior year.
Cash Flow and Liquidity Highlights
Net cash provided by operating activities was $204.6 million for the year ended December 31, 2024, compared to net cash provided by operating activities of $279.0 million for the year ended December 31, 2023. The higher operating cash flow in the prior year was primarily a result of a higher inflow of working capital as the company reduced its inventory levels.
As of December 31, 2024, the Company’s total gross debt was $708.3 million and its cash and cash equivalents was $188.9 million, which resulted in net debt of $519.4 million. The Company’s net debt divided by its trailing twelve months adjusted EBITDA was approximately 1.7x. In the fourth quarter of 2024, the Company repurchased 174,909 shares for approximately $26.3 million. In the full year of 2024, the Company repurchased 312,997 shares for approximately $49.2 million. In 2024, the Company returned approximately $82.4 million to shareholders through dividends and share repurchases.
Non-GAAP Measures and Reconciliations
The information in this press release includes non-GAAP (unaudited) financial information that includes EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they enhance a reader’s understanding of the financial performance of the Company, facilitate a comparison among fiscal periods, and exclude items that management believes are not indicative of future operating performance or core to the Company’s operations. Non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP. In addition, our definitions of EBITDA, adjusted EBITDA, adjusted EBITDA margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, and non-GAAP earnings per share, as discussed and reconciled below to the most comparable GAAP measures, may not be comparable to similarly named measures reported by other companies.
The Company presents EBITDA which is calculated as net income attributable to the Company before depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies. The Company also presents adjusted EBITDA, which is calculated as EBITDA plus or minus certain items that management believes are not indicative of future operating performance or not considered core to the Company’s operations. In addition, the Company presents non-GAAP operating income which is calculated as operating income plus or minus certain items that management believes are not indicative of future operating performance or considers core to the Company’s operations. Adjusted EBITDA margin and non-GAAP operating margin are calculated as the percentage of adjusted EBITDA and non-GAAP operating income to consolidated net sales, respectively. The Company believes these non-GAAP measures provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the operating performance of the Company on a consistent basis.
Additionally, the Company presents non-GAAP net income and non-GAAP earnings per diluted share as additional performance measures. Non-GAAP net income is calculated as adjusted EBITDA, defined above, less depreciation and amortization, interest expense, net, and taxes on income before equity in net income of associated companies, in each case adjusted, as applicable, for any depreciation, amortization, interest or tax impacts resulting from the non-core items identified in the reconciliation of net income attributable to the Company to adjusted EBITDA. Non-GAAP earnings per diluted share is calculated as non-GAAP net income per diluted share as accounted for under the “two-class share method.” The Company believes that non-GAAP net income and non-GAAP earnings per diluted share provide transparent and useful information and are widely used by analysts, investors, and competitors in our industry as well as by management in assessing the performance of the Company on a consistent basis.
As it relates to future projections for the Company as well as other forward-looking information contained in this press release, the Company has not provided guidance for comparable GAAP measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to determine with reasonable certainty the ultimate outcome of certain significant items necessary to calculate such measures without unreasonable effort. These items include, but are not limited to, certain non-recurring or non-core items the Company may record that could materially impact net income. These items are uncertain, depend on various factors, and could have a material impact on the U.S. GAAP reported results for the guidance period.
The Company’s reference to trailing twelve months adjusted EBITDA within this press release refers to the twelve month period ended December 31, 2024 adjusted EBITDA of $310.9 million, as presented in the non-GAAP reconciliations below.

Certain of the prior period non-GAAP financial measures presented in the following tables have been adjusted to conform with current period presentation. The following tables reconcile the Company’s non-GAAP financial measures (unaudited) to their most directly comparable GAAP (unaudited) financial measures (dollars in thousands unless otherwise noted, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Operating Income and Margin Reconciliations:	2024	2023	2024	2023
Operating income	$29,013	$48,253	$194,706	$214,495
Acquisition-related expenses	956	—	1,854	—
Restructuring and related charges, net	1,743	1,554	6,530	7,588
Strategic planning expenses (credits)	—	945	(290)	4,704
Executive transition costs	6,556	—	7,288	688
Customer insolvency costs	1,691	—	3,213	—
Other charges	494	132	399	299
Non-GAAP operating income	$40,453	$50,884	$213,700	$227,774
Non-GAAP operating margin (%)	9.1%	10.9%	11.6%	11.7%

EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin and Non-GAAP Net Income Reconciliations:	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net income attributable to Quaker Chemical Corporation	$14,186	$20,198	$116,644	$112,748
Depreciation and amortization (a)	21,201	20,809	85,108	83,020
Interest expense, net	9,077	11,955	41,002	50,699
Taxes on income before equity in net income of associated companies (b)	8,847	18,629	49,300	55,585
EBITDA	53,311	71,591	292,054	302,052
Equity income in a captive insurance company	(1,664)	(1,342)	(2,930)	(2,090)
Acquisition-related expenses (credits)	956	—	1,454	(475)
Restructuring and related charges, net	1,743	1,554	6,530	7,588
Strategic planning expenses (credits)	—	945	(290)	4,704
Executive transition costs	6,556	—	7,288	688
Customer insolvency costs	1,691	—	3,213	—
Facility remediation recoveries, net	—	(1,127)	—	(2,141)
Product liability claim costs, net	1,144	—	2,040	—
Business interruption insurance proceeds	—	—	(1,000)	—
Currency conversion impacts of hyper-inflationary economies	478	4,980	811	7,849
Other charges	568	363	1,748	2,204
Adjusted EBITDA	$64,783	$76,964	$310,918	$320,379
Adjusted EBITDA margin (%)	14.6%	16.5%	16.9%	16.4%

Adjusted EBITDA	$64,783	$76,964	$310,918	$320,379
Less: Depreciation and amortization – adjusted (a)	21,201	20,809	85,108	83,020
Less: Interest expense, net	9,077	11,955	41,002	50,699
Less: Taxes on income before equity in net income of associated companies – adjusted (b)	10,935	12,251	51,352	49,017
Non-GAAP net income	$23,570	$31,949	$133,456	$137,643

	Three Months Ended December 31,		Twelve Months Ended December 31,
Non-GAAP Earnings per Diluted Share Reconciliations:	2024	2023	2024	2023
GAAP earnings per diluted share attributable to Quaker Chemical Corporation common shareholders	$0.81	$1.12	$6.51	$6.26
Equity income in a captive insurance company per diluted share	(0.09)	(0.08)	(0.16)	(0.12)
Acquisition-related expenses (credits)	0.04	—	0.06	(0.03)
Restructuring and related charges, net per diluted share	0.08	0.07	0.28	0.32
Strategic planning expenses (credits) per diluted share	—	0.04	(0.01)	0.21
Executive transition costs per diluted share	0.28	—	0.31	0.03
Customer insolvency costs per diluted share	0.07	—	0.13	—
Facility remediation recoveries, net per diluted share	—	(0.04)	—	(0.09)
Product liability claim costs, net per diluted share	0.05	—	0.09	—
Business interruption insurance proceeds per diluted share	—	—	(0.04)	—
Currency conversion impacts of hyper-inflationary economies per diluted share	0.03	0.28	0.05	0.44
Other charges per diluted share	—	0.01	0.05	0.09
Impact of certain discrete tax items per diluted share (c)	0.06	0.38	0.17	0.54
Non-GAAP earnings per diluted share	$1.33	$1.78	$7.44	$7.65
(a)Depreciation and amortization for the years ended December 31, 2024 and 2023 each includes $1.0 million of amortization expense recorded within equity in net income of associated companies in the Company’s Consolidated Statements of Operations, which is attributable to the amortization of the fair value step up for the Company’s 50% interest in a joint venture in Korea as a result of required purchase accounting.
(b)Taxes on income before equity in net income of associated companies – adjusted includes the Company’s tax expense adjusted for the impact of any current and deferred income tax expense (benefit), as applicable, of the reconciling items presented in the reconciliation of Net income attributable to Quaker Chemical Corporation to adjusted EBITDA, above, determined utilizing the applicable rates in the taxing jurisdictions in which these adjustments occurred, subject to deductibility. This caption also includes the impact of specific tax charges and benefits for the year ended December 31, 2024 and 2023.
(c)The impacts of certain discrete tax items include certain impacts of tax law changes, valuation allowance adjustments, uncertain tax positions, provision to return and other adjustments, and the impact on certain intercompany asset transfers. For the year ended December 31, 2023, the impacts also included $6.7 million of withholding taxes for the repatriation of non-U.S. earnings.
Segment Measures and Reconciliations
Segment operating earnings for each of the Company’s reportable segments are comprised of the segment’s net sales less directly related product costs and other operating expenses. Operating expenses not directly attributable to the net sales of each respective segment, such as certain corporate and administrative costs and restructuring charges, are not included in segment operating earnings. Other items not specifically identified with the Company’s reportable segments include Interest expense, net and Other (expense) income, net.

The following table presents information about the performance of the Company’s reportable segments (dollars in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net Sales
Americas	$208,585	$226,564	$882,131	$977,095
EMEA	125,877	135,745	536,435	571,347
Asia/Pacific	109,624	104,800	421,120	404,871
Total net sales	$444,086	$467,109	$1,839,686	$1,953,313
Segment operating earnings
Americas	$50,930	$61,756	$243,957	$266,036
EMEA	18,559	23,735	99,426	104,811
Asia/Pacific	30,705	31,854	122,738	118,458
Total segment operating earnings	100,194	117,345	466,121	489,305
Restructuring and related charges, net	(1,743)	(1,554)	(6,530)	(7,588)
Non-operating and administrative expenses	(54,418)	(52,397)	(203,956)	(206,398)
Depreciation of corporate assets and amortization	(15,020)	(15,141)	(60,929)	(60,824)
Operating income	29,013	48,253	194,706	214,495
Other (expense) income, net	(931)	(2,114)	1,354	(10,672)
Interest expense, net	(9,077)	(11,955)	(41,002)	(50,699)
Income before taxes and equity in net income of associated companies	$19,005	$34,184	$155,058	$153,124

Forward-Looking Statements
This press release contains “forward-looking statements” that fall under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Act of 1933, as amended. These statements can be identified by the fact that they do not relate strictly to historical or current facts. We have based these forward-looking statements on assumptions, projections and expectations about future events that we believe are reasonable based on currently available information, including statements regarding the potential effects of economic downturns; tariffs, including uncertainty surrounding changes in tariffs; inflation and global supply chain constraints on the Company’s business, results of operations, and financial condition; our expectation that we will maintain sufficient liquidity and remain in compliance with the terms of the Company’s credit facility; expectations about future demand and raw material costs; and statements regarding the impact of increased raw material costs and pricing initiatives. These forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, intentions, financial condition, results of operations, future performance, and business, which may differ materially from our actual results, including but not limited to the potential benefits of acquisitions and divestitures, the impacts on our business as a result of global supply chain constraints, and our current and future results and plans and statements that include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “outlook, “target”, “possible”, “potential”, “plan” or similar expressions. Such statements include information relating to current and future business activities, operational matters, capital spending, and financing sources. A major risk is that demand for the Company’s products and services is largely derived from the demand for its customers’ products, which subjects the Company to uncertainties related to downturns in a customer’s business and unanticipated customer production slowdowns and shutdowns. Other major risks and uncertainties include, but are not limited to inflationary pressures, including increases in raw material costs; supply chain constraints and the impacts of economic downturns; customer financial instability; high interest rates and their impact on our and our customers’ business operations; the impacts from acts of war, terrorism and military conflicts, including those in Ukraine and the Middle East as well as economic, political and governmental actions taken by various governments and governmental organizations in response; economic and political disruptions particularly in light of numerous elections globally and the possibility of regime changes; the possibility of economic recession; legislative and regulatory developments including changes to existing laws and regulations, or the way they are interpreted, applied or enforced; tariffs, trade restrictions, and the economic and other sanctions imposed by other nations on Russia and Belarus and/or other government organizations; suspensions of activities in Russia by many multinational companies; foreign currency fluctuations; significant changes in applicable tax rates and regulations; future terrorist attacks and other acts of violence; the impacts of consolidation in our industry, including loss or consolidation of a major customer, the effects of climate change, fires, or other natural disasters; and the potential occurrence of cyber-security breaches, cyber-security attacks and other technology outages and security incidents. Furthermore, the Company is subject to the same business cycles as those experienced by our customers in the steel, automobile, aircraft, industrial equipment, aluminum and durable goods industries. Our forward-looking statements are subject to risks, uncertainties and assumptions about the Company and its operations that are subject to change based on various important factors, some of which are beyond our control. These risks, uncertainties, and possible inaccurate assumptions relevant to our business could cause our actual results to differ materially from expected and historical results. All forward-looking statements included in this press release, including expectations about business conditions during 2024 and future periods, are based upon information available to the Company as of the date of this press release, which may change. Therefore, we caution you not to place undue reliance on our forward-looking statements. For more information regarding these risks and uncertainties as well as certain additional risks that we face, refer to the Risk Factors section, which appears in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, and in subsequent reports filed from time to time with the Securities and Exchange Commission. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.
Conference Call
As previously announced, the Company’s investor conference call to discuss its fourth quarter and full year 2024 performance is scheduled for Tuesday, February 25, 2025 at 8:30 a.m. ET. A live webcast of the conference call, together with supplemental information, can be accessed through the Company’s Investor Relations website at investors.quakerhoughton.com. You can also access the conference call by dialing 877-269-7756.
About Quaker Houghton
Quaker Houghton is the global leader in industrial process fluids. With a presence around the world, including operations in over 25 countries, our customers include thousands of the world’s most advanced and specialized steel, aluminum, automotive, aerospace, offshore, can, mining, and metalworking companies. Our high-performing, innovative and sustainable solutions are backed by best-in-class technology, deep process knowledge and customized services. With approximately 4,400 employees, including chemists, engineers and industry experts, we partner with our customers to improve their operations so they can run even more efficiently, even more effectively, whatever comes next. Quaker Houghton is headquartered in Conshohocken, Pennsylvania, located near Philadelphia in the United States. Visit quakerhoughton.com to learn more.

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Net sales	$444,086	$467,109	$1,839,686	$1,953,313
Cost of goods sold	287,886	295,953	1,153,656	1,247,669
Gross profit	156,200	171,156	686,030	705,644
Selling, general and administrative expenses	125,444	121,349	484,794	483,561
Restructuring and related charges, net	1,743	1,554	6,530	7,588
Operating income	29,013	48,253	194,706	214,495
Other (expense) income, net	(931)	(2,114)	1,354	(10,672)
Interest expense, net	(9,077)	(11,955)	(41,002)	(50,699)
Income before taxes and equity in net income of associated companies	19,005	34,184	155,058	153,124
Taxes on income before equity in net income of associated companies	8,847	18,629	49,300	55,585
Income before equity in net income of associated companies	10,158	15,555	105,758	97,539
Equity in net income of associated companies	4,031	4,673	10,971	15,333
Net income	14,189	20,228	116,729	112,872
Less: Net income attributable to noncontrolling interest	3	30	85	124
Net income attributable to Quaker Chemical Corporation	$14,186	$20,198	$116,644	$112,748

Per share data:
Net income attributable to Quaker Chemical Corporation common shareholders – basic	$0.80	$1.12	$6.51	$6.27
Net income attributable to Quaker Chemical Corporation common shareholders – diluted	$0.81	$1.12	$6.51	$6.26
Basic weighted average common shares outstanding	17,735,186	17,901,225	17,850,462	17,892,461
Diluted weighted average common shares outstanding	17,765,771	17,921,070	17,870,067	17,914,809

QUAKER CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited; Dollars in thousands, except par value)

	December 31,
	2024	2023
ASSETS
Current assets
Cash and cash equivalents	$188,880	$194,527
Accounts receivable, net	400,126	444,950
Inventories	227,472	233,857
Prepaid expenses and other current assets	59,939	54,555
Total current assets	876,417	927,889

Property, plant and equipment, net	229,532	207,811
Right-of-use lease assets	34,120	38,614
Goodwill	518,894	512,518
Other intangible assets, net	827,098	896,721
Investments in associated companies	98,012	101,151
Deferred tax assets	9,216	10,737
Other non-current assets	17,360	18,770
Total assets	$2,610,649	$2,714,211

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$37,554	$23,444
Accounts payable	198,137	184,813
Dividends payable	8,572	8,186
Accrued compensation	50,212	55,194
Accrued restructuring	2,297	3,350
Accrued pension and postretirement benefits	2,328	2,208
Other accrued liabilities	80,668	90,315
Total current liabilities	379,768	367,510

Long-term debt	669,614	730,623
Long-term lease liabilities	20,028	22,937
Deferred tax liabilities	138,828	146,957
Non-current accrued pension and postretirement benefits	23,783	29,457
Other non-current liabilities	24,445	31,805
Total liabilities	1,256,466	1,329,289

Equity
Common stock, $1 par value; authorized 30,000,000 shares; issued and outstanding 2024 – 17,673,607 shares; 2023 – 17,991,988 shares	17,674	17,992
Capital in excess of par value	903,781	940,101
Retained earnings	633,731	550,641
Accumulated other comprehensive loss	(201,619)	(124,415)
Total Quaker shareholders’ equity	1,353,567	1,384,319
Noncontrolling interest	616	603
Total equity	1,354,183	1,384,922
Total liabilities and equity	$2,610,649	$2,714,211

QUAKER CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities
Net income	$116,729	$112,872
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	1,413	1,413
Depreciation and amortization	84,119	81,987
Equity in undistributed earnings of associated companies, net of dividends	(2,733)	(11,149)
Deferred income taxes	(10,033)	(11,442)
Uncertain tax positions (non-deferred portion)	(2,372)	(644)
Deferred compensation and other, net	4,867	5,711
Share-based compensation	14,991	14,605
Gain on disposal of property, plant, equipment and other assets	(810)	(1,307)
Restructuring and related charges	6,530	7,588
Pension and other postretirement benefits	(4,460)	(2,079)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	24,975	32,169
Inventories	(3,244)	49,751
Prepaid expenses and other current assets	(6,242)	(21)
Accrued restructuring	(7,595)	(9,786)
Accounts payable and accrued liabilities	(8,637)	5,937
Estimated taxes on income	(2,920)	3,415
Net cash provided by operating activities	204,578	279,020
Cash flows from investing activities
Investments in property, plant and equipment	(41,794)	(38,800)
Payments related to acquisitions, net of cash acquired	(39,302)	—
Proceeds from disposition of assets	4,676	11,179
Net cash used in investing activities	(76,420)	(27,621)
Cash flows from financing activities
Payments of long-term debt	(57,221)	(38,932)
Borrowings (payments) on revolving credit facilities, net	17,916	(164,769)
Borrowings (payments) on other debt, net	1,441	(506)
Dividends paid	(33,170)	(31,650)
Shares purchased under share repurchase program	(49,247)	—
Other stock related activity	(2,383)	(2,749)
Net cash (used in) provided by financing activities	(122,664)	(238,606)
Effect of foreign exchange rate changes on cash	(11,141)	771
Net (decrease) increase in cash and cash equivalents	(5,647)	13,564
Cash and cash equivalents at the beginning of the period	194,527	180,963
Cash and cash equivalents at the end of the period	$188,880	$194,527